STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

by and among

INTELISYS AVIATION SYSTEMS OF AMERICA, INC.

a Delaware Corporation;

and

KEENWAY LIMITED

a Cayman Island Corporation;

and

HONG KONG YI TAT INTERNATIONAL INVESTMENTS, LTD

a Hong Kong Corporation

effective as of November 19, 2007

Table of Contents

ARTICLE I		2
REPRESENTATIONS, COVENANTS AND WARRANTIES OF INTELISYS AND INTELISYS SHAREHOLDERS		2
Section 1.1	Organization.	2
Section 1.2	Capitalization.	2
Section 1.3	Subsidiaries.	2
Section 1.4	Tax Matters: Books and Records.	2
Section 1.5	Litigation and Proceedings.	2
Section 1.6	Material Contract Defaults.	2
Section 1.7	Information.	2
Section 1.8	Title and Related Matters.	2
Section 1.9	Contracts.	2
Section 1.10	Compliance With Laws and Regulations.	2
Section 1.11	Approval of Agreement.	2
Section 1.12	Material Transactions or Affiliations.	2
Section 1.13	No Conflict With Other Instruments.	2
Section 1.14	Governmental Authorizations.	2
Section 1.15	Ownership of Stock.	2
ARTICLE II		2
REPRESENTATIONS, COVENANTS AND WARRANTIES OF KEENWAY		2
Section 2.1	Organization.	2
Section 2.2	Capitalization.	2
Section 2.3	Subsidiaries.	2
Section 2.4	Tax Matters, Books & Records.	2
Section 2.5	Information.	2
Section 2.6	Title and Related Matters.	2
Section 2.7	Litigation and Proceedings.	2
Section 2.8	Contracts.	2
Section 2.9	No Conflict With Other Instruments.	2
Section 2.10	Material Contract Defaults.	2
Section 2.11	Governmental Authorizations.	2
Section 2.12	Compliance With Laws and Regulations.	2
Section 2.13	Insurance.	2
Section 2.14	Approval of Agreement.	2
Section 2.15	Material Transactions or Affiliations.	2
ARTICLE III		2
EXCHANGE PROCEDURE AND OTHER CONSIDERATION		2
Section 3.1	Share Exchange/Delivery of Keenway Securities.	2
Section 3.2	Issuance of Intelisys Shares.
Section 3.3	Intentionally Omitted.	2
Section 3.4	Present Liabilities of Intelisys.	2
Section 3.5	Events Prior to Closing.	2

i

Section 3.6	Closing.	2
Section 3.7	Termination.	2
Section 3.8	Directors of Intelisys After Acquisition.	2
Section 3.9	Officers of Intelisys.	2
ARTICLE IV		2
SPECIAL COVENANTS		2
Section 4.1	Access to Properties and Records.	2
Section 4.2	Availability of Rule 144.	2
Section 4.3	Special Covenants and Representations Regarding the Intelisys Common Shares to be Issued in the Exchange.	2
Section 4.4	Third Party Consents.	2
Section 4.5	Actions Prior to and Subsequent to Closing.	2
Section 4.6	Indemnification.	2
ARTICLE V		2
CONDITIONS PRECEDENT TO OBLIGATIONS OF INTELISYS		2
Section 5.1	Accuracy of Representations.	2
Section 5.2	Director Approval.	2
Section 5.3	Officer's Certificate.	2
Section 5.4	No Material Adverse Change.	2
Section 5.5	Other Items.	2
Section 5.6	Payments for 1934 Exchange Act Compliance.	2
ARTICLE VI		2
CONDITIONS PRECEDENT TO OBLIGATIONS OF KEENWAY		2
Section 6.1	Accuracy of Representations.	2
Section 6.2	Director Approval.
Section 6.3	Officer's Certificate.	2
Section 6.4	No Material Adverse Change.	2
Section 6.5	1934 Exchange Act Compliance.	2
Section 6.6	Authorized Shares.	2
ARTICLE VII		2
MISCELLANEOUS		2
Section 7.1	Brokers and Finders.	2
Section 7.2	Law, Forum and Jurisdiction.	2
Section 7.3	Notices.	2
Section 7.4	Attorneys' Fees.	2
Section 7.5	Confidentiality.	2
Section 7.6	Schedules; Knowledge.	2
Section 7.7	Third Party Beneficiaries.	2
Section 7.8	Entire Agreement.	2
Section 7.9	Survival; Termination.	2
Section 7.10	Counterparts.	2
Section 7.11	Amendment or Waiver.	2
Section 7.12	Expenses.	2
Section 7.13	Headings; Context.	2

ii

Section 7.14	Benefit.	2
Section 7.15	Public Announcements.	2
Section 7.16	Severability.	2
Section 7.17	Failure of Conditions; Termination.	2
Section 7.18	No Strict Construction.	2
Section 7.19	Execution Knowing and Voluntary.	2
Section 7.20	Amendment.

iii

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into as of this 19th day of November, 2007 (the “Agreement”), by and among Intelisys Aviation Systems of America, Inc., a Delaware corporation with its principal place of business located at 815 Bombardier Street, Shediac NB, Canada E4P 1H9 (“Intelisys"); certain Intelisys Shareholders as listed on Exhibit A (the “Intelisys Shareholders”); Keenway Limited, a Cayman Islands Corporation with its registered address at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, KY1-1112, Cayman Islands ("Keenway”) and Hong Kong Yi Tat International Investment Limited, a Hong Kong Corporation, with its registered office at RM1302-3 13/F, Crocodile House II, 55 Connaught Road Central HK (“Hong Kong Yi Tat”).

WHEREAS, this Agreement provides for the acquisition of Keenway whereby Keenway shall become a wholly owned subsidiary of Intelisys and in connection therewith, the issuance of 94,539,273 total of shares of Intelisys common stock, which will represent, and equate to, 94.5% of the issued and outstanding common stock to Keenway after the transaction is closed.

WHEREAS, the boards of directors of Intelisys and Keenway have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF INTELISYS AND INTELISYS SHAREHOLDERS

As an inducement to and to obtain the reliance of Keenway, Intelisys represents and warrants as follows:

Section 1.1    Organization.  Intelisys is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.

The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Intelisys’ articles of incorporation or bylaws.  Intelisys has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2    Capitalization.  The authorized capitalization of Intelisys consists of 100,000,000 shares of common stock, $0.001 par value per share; and 10,000,000 shares of preferred stock, $0.001 par value.  As of the date hereof, Intelisys has 90,967,531 common shares issued and outstanding; and 1 share of preferred stock issued and outstanding.

All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.  Other than 8,244,212 stock options issued and unexercised, there are no securities, warrants or options authorized or issued.

Section 1.3    Subsidiaries.     Intelisys has no subsidiaries.  Prior to the Canadian bankruptcy proceeding, Intelisys had 5 subsidiaries which were dissolved pursuant to the bankruptcy cases.

Section 1.4    Tax Matters: Books and Records.

(a)	The books and records, financial and others, of Intelisys are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	Intelisys has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties); and

(c)	Intelisys shall pay all outstanding liabilities at or prior to the Closing.

Section 1.5    Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting Intelisys or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Intelisys.  Intelisys is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6    Material Contract Defaults.   Intelisys is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Intelisys, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Intelisys has not taken adequate steps to prevent such a default from occurring.

               Section 1.7            Information.  The information concerning Intelisys as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

               Section 1.8           Title and Related Matters. Intelisys does not have substantial assets, however, if any, Intelisys has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  Intelisys owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Intelisys’ business.   No third party has any right to, and Intelisys has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Intelisys or any material portion of its properties, assets or rights.

               Section 1.9          Contracts.   On the closing date:

(a)	There are no material contracts, agreements, franchises, license agreements, or other commitments to which Intelisys is a party or by which it or any of its properties are bound;

(b)
Intelisys is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as Intelisys can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Intelisys; and

(c)
Intelisys is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii)  agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

            Section  1.10    Compliance With Laws and Regulations. To the best of Intelisys’ knowledge and belief, Intelisys has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Intelisys or would not result in Intelisys incurring material liability.

            Section 1.11      Approval of Agreement. The directors of Intelisys have authorized the execution and delivery of this Agreement and have approved the transactions contemplated.  A copy of the Director’s Resolution authorizing entry into this Agreement is attached as Schedule 1.11.

            Section 1.12      Material Transactions or Affiliations.  There are no material contracts or agreements of arrangement between Intelisys and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of Intelisys and which is to be performed in whole or in part after the date hereof.  Intelisys has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.13    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Intelisys is a party or to which any of its properties or operations are subject.

Section 1.14     Governmental Authorizations. Intelisys has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Intelisys of this Agreement and the consummation of the transactions contemplated hereby.

Section 1.15     Ownership of Stock. Intelisys and the Intelisys Shareholders are the lawful owners of the stock to be exchanged with Keenway or its designees and shall be free and clear of all liens, encumbrances, restrictions and claims of every kind and character, other than any of the foregoing arising from actions by Keenway (collectively, "Encumbrances") as of the Closing Date. The delivery to Keenway of the stock pursuant to the provisions of this Agreement will transfer to Keenway valid title thereto, free and clear of any and all Encumbrances.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF KEENWAY

As an inducement to, and to obtain the reliance of Intelisys and the Intelisys Shareholders, Keenway represents and warrants as follows:

Section 2.1    Organization.  Keenway is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

Included in the attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Keenway's certificate of incorporation or bylaws.  Keenway has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2    Capitalization.  Keenway’s authorized capitalization consists of a total of 50,000 shares, held by the individuals and entities listed on Schedule 2.2.

All issued and outstanding common shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person.  Keenway has no other securities, warrants or options authorized or issued.

Section 2.3    Subsidiaries.    Keenway has the following subsidiaries:

(a)	Hong Kong Yi Tat – a Hong Kong Company with a share capital of HK $10,000 divided into 10,000 shares, par value HK $1.00.

Section 2.4     Tax Matters, Books & Records.

(a)	Keenway’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)	Keenway has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)	Keenway shall remain responsible for all debts incurred prior to the closing.

Section 2.5    Information.  The information concerning Keenway as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6     Title and Related Matters.  Keenway has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances.  Except as set forth in the attached Schedules, Keenway owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Keenway's business.  Except as set forth in the attached Schedules, no third party has any right to, and Keenway has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Keenway or any material portion of its properties, assets or rights.

Section 2.7    Litigation and Proceedings.  There are no actions, suits or proceedings pending or threatened by or against or affecting Keenway, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Keenway.  Keenway does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8    Contracts. On the Closing Date:

(a)
Except for those enumerated on the attached Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which Keenway is a party to or by which it or any of its subsidiaries or properties are bound;

(b)
Except as enumerated on the attached Schedules, Keenway is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Keenway can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Keenway; and

(c)
Except as enumerated on the attached Schedules, Keenway is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 2.9    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Keenway is a party or to which any of its properties or operations are subject.

Section 2.10    Material Contract Defaults.  To the best of Keenway's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Keenway, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Keenway has not taken adequate steps to prevent such a default from occurring.

Section 2.11    Governmental Authorizations. To the best of Keenway’s knowledge, Keenway has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Keenway of the transactions contemplated hereby.

Section 2.12    Compliance With Laws and Regulations.  To the best of Keenway's knowledge and belief, Keenway has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Keenway or would not result in Keenway's incurring any material liability.

Section 2.13    Insurance.  All of Keenway’s insurable properties are insured for Keenway‘s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 2.14    Approval of Agreement.  The directors of Keenway have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.

Section 2.15    Material Transactions or Affiliations.  As of the Closing Date, there will exist no material contract, agreement or arrangement between Keenway and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Keenway to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Keenway and which is to be performed in whole or in part after the date hereof except with regard to an agreement with the Keenway shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  Keenway has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1    Share Exchange/Delivery of Keenway Securities.  On the Closing Date, Keenway shall deliver to Intelisys all of its issued and outstanding shares to Intelisys, duly endorsed in blank or with executed power attached thereto in transferable form, so that Keenway shall become a wholly owned subsidiary of Intelisys.

Section 3.2    Issuance of Intelisys Shares.  In exchange for all of the Keenway Common Shares tendered pursuant to Section 3.1, certain Intelisys Shareholders listed on Exhibit A shall issue to Keenway Shareholders a total of 3,601,793 common shares of Intelisys common stock and Intelisys will deliver an additional 90,903,247 common shares of Intelisys common stock, which will represent, and equate to 94.5% of Intelisys’ issued and outstanding common stock after the closing of this transaction, in the manner set forth in Schedule 3.2.  Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act.

Section 3.3    Additional Consideration.  On the Closing Date, in addition to the share exchange as contemplated by Sections 3.1 and 3.2, Keenway shall pay $550,000 (the “Additional Consideration”) to the Intelisys Shareholders listed on Exhibit A.  Of such amount, $322,750 has previously been forwarded to Anslow & Jaclin, LLP as an escrow deposit which is non-refundable unless this Agreement shall be terminated through no fault of Keenway (the “Initial Good Faith Deposit”).  Upon execution of this Agreement, Keenway shall pay the remainder of the Additional Consideration or $227,250 to Intelisys on the Effective Date.

Section 3.4    Satisfaction of Present Liabilities of Intelisys.  At or prior to the Closing Date, the liabilities and obligations of Intelisys as set forth on Schedule 3.4 shall be satisfied by Intelisys (Intelisys is entitled to use all or a portion of the proceeds from this Agreement to satisfy these obligations).  The present officers and directors of Intelisys shall be released from any and all other liabilities related thereto.

Section 3.5    Events Prior to Closing.  Upon execution hereof or as soon thereafter as practical, management of Intelisys and Keenway shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.6    Closing.  The closing ("Closing Date") of the transactions contemplated by this Agreement shall be on the date and at the time the exchange documents are executed herewith.

Section 3.7    Effective Date.  The date, on or after the Closing Date, when all of the terms and conditions of this Agreement are satisfied, including but not limited to the Conditions Precedent set forth in Articles V and VI (the “Effective Date”).

Section 3.8    Termination.

(a)	This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Intelisys or Keenway, respectively, at any time prior to the Closing Date if:

(i)
there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 3.8, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Intelisys if Keenway shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Keenway contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Keenway.  If this Agreement is terminated pursuant to Paragraph (b) of this Section 3.8, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Keenway if Intelisys shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Keenway contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Keenway.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 3.8, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 3.8, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

Section 3.9    Directors of Intelisys After Acquisition.  After the Closing Date, Mr. Jock English and Mr. Ralph Eisenschmid shall resign as the members of the Board of Directors of Intelisys and Mr. Chen Minhua, Ms. Fan Yanling and Mr. Lin Yongxi shall be appointed to the Board of Directors of Intelisys.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 3.10    Officers of Intelisys.  Upon the closing, the persons listed on Schedule 3.10 shall be appointed as Officers of Intelisys:

ARTICLE IV
SPECIAL COVENANTS

Section 4.1    Access to Properties and Records.  Prior to closing, Intelisys and Keenway will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2    Availability of Rule 144.  Intelisys and the Intelisys Shareholders holding "restricted securities", as that term is defined in Rule 144 of the 1933 Securities Act will remain as “restricted securities.”  Intelisys is under no obligation to register such shares under the Securities Act, or otherwise.  The stockholders of Intelisys and Keenway holding restricted securities of Intelisys and Keenway as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein.  The covenants set forth in this Section 4.2 shall survive the Closing Date and the consummation of the transactions herein contemplated.

Section 4.3    Special Covenants and Representations Regarding the Intelisys Common Shares to be Issued in the Exchange.  The consummation of this Agreement, including the issuance of the Intelisys Common Shares to the Shareholders of Keenway as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Keenway Shareholders acquire such securities.

Section 4.4    Third Party Consents.  Intelisys and Keenway agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.5     Actions Prior to and Subsequent to Closing.

(a)	From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, Intelisys and Keenway will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;
(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and
(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)	From and after the date of this Agreement until the Closing Date, Intelisys will not, without the prior consent of Keenway:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;
(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;
(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;
(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or
(v)	purchase or redeem any Common Shares.

Section 4.6    Indemnification.

(a)
Intelisys hereby agrees to indemnify Keenway, each of the officers, agents and directors and current shareholders of Keenway and Hong Kong Yi Tat as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)
Keenway hereby agrees to indemnify Intelisys, each of the officers, agents, directors and current shareholders of Intelisys as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF INTELISYS

The obligations of Intelisys under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1    Accuracy of Representations.  The representations and warranties made by Keenway in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Keenway shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Keenway prior to or at the Closing.  Intelisys shall be furnished with a certificate, signed by a duly authorized officer of Keenway and dated the Closing Date, to the foregoing effect.

Section 5.2    Director Approval.  The Board of Directors of Intelisys shall have approved this Agreement and the transactions contemplated herein.

Section 5.3Officer's Certificate.  Intelisys shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Keenway to the effect that: (a) the representations and warranties of Keenway set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Keenway has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Keenway on the attached Schedules, Keenway has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Keenway, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Keenway Schedules, by or against Keenway which might result in any material adverse change in any of the assets, properties, business or operations of Keenway.

Section 5.4    No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Keenway.

Section 5.5    Other Items.   Intelisys shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Intelisys may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF KEENWAY

The obligations of Keenway under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 6.1    Accuracy of Representations.  The representations and warranties made by Keenway in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Intelisys shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Intelisys prior to or at the Closing.  Keenway shall have been furnished with a certificate, signed by a duly authorized executive officer of Intelisys and dated the Closing Date, to the foregoing effect.

Section 6.2    Director Approval.  The Board of Directors of Keenway shall have approved this Agreement and the transactions contemplated herein.

Section 6.3    Officer's Certificate.   Keenway shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Intelisys to the effect that:  (a) the representations and warranties of Intelisys set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Intelisys has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

Section 6.4    No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Intelisys.

Section 6.5    1934 Exchange Act Compliance.  Intelisys must file any necessary reports to become and stay current with its 1934 Exchange Act filings up to and including the Effective Date of this Agreement. This shall include, but not be limited to, all annual and quarterly filings, including the Form 10-Q for the period ending September 30, 2007

Section 6.6    Reverse Split. Prior to the Closing Date, Intelisys shall exercise its right, as evidenced by the Definitive Schedule 14A filed with the SEC on May 21, 2007, to effectuate a 1 for 10 reverse stock split.

Section 6.7    Cancellation of Options and Convertible Preferred Stock.  Prior to the Closing Date, Intelisys shall cancel and make worthless all options, warrants, preferred stock and/or convertible debt issuances outstanding but not yet converted to common stock.

ARTICLE VII
MISCELLANEOUS

Section 7.1    Brokers and Finders.  Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2    Law, Forum and Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, United States of America.

Section 7.3    Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Intelisys:	Intelisys Aviation Systems of America, Inc.
815 Bombardier Street
Shediac, New Brunswick
Canada E49 1H9

with a copy to:

Fredric H. Aaron, Attorney at Law, P.C.
14 Vanderventer Avenue, Suite 212
Port Washington, New York 11050

If to Keenway:	Scota Centre, 4th Floor
P.O. Box 2804
George Town, Grand Cayman, KY1-1112

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 7.4    Attorneys' Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.5    Confidentiality.  Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6    Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.7    Third Party Beneficiaries.   This contract is solely between Intelisys, Keenway and Hong Kong Yi Tat and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8    Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 7.9    Survival; Termination.  The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 24 months.

Section 7.10    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11    Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.

Section 7.12    Expenses.  Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 7.13    Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.14    Benefit.  This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.15    Public Announcements.  Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 7.16    Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.17    Failure of Conditions; Termination.  In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties’ legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 7.18    No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 7.19    Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.20     Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

[Remainder of Page Intentionally Blank]

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	ITELISYS AVIATION SYSTEMS OF AMERICA, INC.

______________________________	By:	______________________________
	Name:	Ralph Eisenschmid
	Title:	CEO

ATTEST:	KEENWAY LIMITED

______________________________	By:	______________________________
	Name:	Minhua Chen
	Title:	Executive Director

ATTEST:	HONG KONG YI TAT

______________________________	By:	______________________________
	Name:	Minhua Chen
	Title:	Executive Director of Keenway Limited

INTELISYS SHAREHOLDERS
______________________________
Name:	Ralph Eisenschmid
______________________________
Name:	Jock English
______________________________
Name:	Dr. Mohamed Juman

KEENWAY SHAREHOLDERS
______________________________
Name:	Chen Minhua
______________________________
Name:	Fan Yanling
______________________________
Name:	Extra Profit International Limited
______________________________
Name:	Luck Glory International Limited
______________________________
Name:	Zhang Xinchen

EXHIBIT A
The Intelisys Shareholders

Shareholder	Position	Number of Shares (Prior to Reverse Split)
Ralph Eisenschmid	CEO and Director	13,360,236 shares
Jock English	Director	11,500,000 shares
Mohamed Juman	10% shareholder	11,157,694 shares

* after the reverse split as described in Section 6.6, each shareholder will have 1/10 the amount of shares and will deliver that reduced amount to Keenway in accordance with Schedule 3.2.

SCHEDULE 1.11

See Attached

KEENWAY LIMITED
Keenway Ltd Capital Structure

Shareholders	Number of shares	Percentage
CHEN MINHUA	21,700	43.4%
FAN YANLING	21,700	43.4%
EXTRA PROFIT INTERNATIONAL LIMITED	2,250	4.5%
LUCK GLORY INTERNATIONAL LIMITED	2,250	4.5%
ZHANG XINCHEN	2,100	4.2%
	50,000	100%

SCHEDULE 3.2
Issuance of Intelisys Shares to Keenway Ltd

Shareholders	Number of Shares	Percentage
Chen Minhua	39,219,592	41.5%
Fan Yanling	39,219,592	41.5%
Extra Profit International Limited	4,252,727	4.5%
Luck Glory International Limited	4,252,727	4.5%
Zhang Xinchen	3,780,201	4%
E-tech Securities	3,780,201	4%

SCHEDULE 3.4
Intelisys Outstanding Liabilities
(will be paid with proceeds from closing; in US dollars unless indicated)

Name	Services	Total $ USD
AC Poirier & Associates	Fees for IYSA Restructuring	$ 16,500,00 CDN
American Stock Transfer	Monthly fees and Proxy Services	$ 6,061.42
Bowne Financial Communions	Proxy Printing – June 20, 2007	$ 2,358.00 CDN
Broadridge	Proxy Services – June 20, 2007	$ 1,328.42
David Lubin	IYSA Legal Fees	$ 9,148.31
Grant Thornton	IYSA Restructuring	$ 23,000.00 CDN
Grant Thronton	Fees for filing IYSA Income Tax Returns	$ 13,680.00 CDN
Patterson Palmer (Cox & Palmer)	Fees for IYSA Restructuring	$ 12,941.15 CDN
Sherb & Co., LLP	2007 Q2 SEC Filing	$ 11,000.00
The Depository Trust Company	Proxy Services June 20, 2007	$ 50.00
Payable to 627450 NB Inc.	Fees and Services	$ 38,000.00 CDN
Promissory Note M. Juman	Principal on Note	$ 160,000.00
Promissory Note M. Juman	Interest on Note to Oct. 31, 2007	$ 3,800.00
Fred Aaron	Legal Fees	$ 16,000.00
Fred Aaron	Delaware Filings	$ 1,139.41
Ralph Eisenschmid	Deposit for David Lubin	$ 2,500.00
Jock English	Preparation of 10-QSB for Q3	$ 3,326.21 CDN
TOTAL		$ 322,750.00

SCHEDULE 3.10
Post-Agreement Officers of Intelisys

Name	Position
Chen Minhua	Chief Executive Officer
Lin Yongxi	Chief Financial Officer
Fan Yanling	Corporate Secretary